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                                                                    EXHIBIT 23.1

The consolidated financial statements give effect to a 2-for-3 reverse stock split of the outstanding common stock of IPG Photonics Corporation which will take place prior to the effective date of the registration statement. The following consent is in the form which will be provided by Deloitte & Touche LLP, an independent registered public accounting firm, upon the completion of the 2-for-3 reverse stock split of the Company's outstanding common stock as described in Note 1 to the consolidated financial statements and assuming that from November 22, 2006 to the date of such completion no other material events have occurred that would affect the consolidated financial statements or disclosure therein.

/s/ DELOITTE & TOUCHE LLP
--------------------------

Boston, Massachusetts
December 1, 2006



            "CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 5 to Registration Statement No.
333-136521 of our report dated November 13, 2006 (                  as to the
third paragraph of Note 1 and November 22, 2006 as to the third paragraph of
Note 11) (which report expresses an unqualified opinion and includes an explanatory paragraph as to the adoption of Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment," effective January 1, 2006), relating to the financial statements of IPG Photonics Corporation and subsidiaries appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

Boston, Massachusetts
             , 2006"